Exhibit 4.12

FIRST AMENDMENT TO SECURED PROMISSORY NOTE

THIS FIRST AMENDMENT TO SECURED PROMISSORY NOTE (the “Amendment”) is entered into effective as of the 29th day of September, 2025, by and between Invea Therapeutics, Inc., a Delaware corporation, (the “Borrower”) and Steven M. Burke, Esq., as Independent Trustee and Administrative Trustee of The Nandabalan 2020 Trust u/t/a dated July 24, 2020 (the “Holder”). Capitalized terms used but not defined herein have the definitions ascribed thereto in that certain Secured Promissory Note, dated May 28,2024, in the original principal amount of three hundred fifty thousand dollars ($350,000) (the “Note”).

WHEREAS, the Note provides that the Maturity Date is May 27, 2025; and

WHEREAS, the Borrower desires to amend the Note to change the Maturity Date to be May 27, 2026, and the Holder is willing to amend the Note on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Borrower and Holder agree as follows:

1. Maturity Date. Section 1.a. is hereby amended and restated to read as follows:

Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on May 27, 2026 (the “Maturity Date”). Borrower agrees to make a lump sum payment of the principal balance of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note on the Maturity Date.

2. Waiver of Prior Payment Defaults and Default Interest. The Holder hereby agrees to waive any payment default occurring prior to the date of this Amendment and to forbear from charging interest at the Default Rate as a result of any breach occurring prior to the date of this Amendment.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Holder that each of the representations and warranties set forth in the Note are true, accurate, and complete as though made on and as of the date hereof and with respect to the Note and this Amendment.

4. Governing Law. This Amendment, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Amendment and the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to conflict of laws principles.

5. No Other Changes. Except as specifically amended in this Amendment, all other terms of the Note shall remain unchanged, in full force and effect.

6. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows.]

The undersigned Borrower and Holder have executed this First Amendment to Secured Promissory Note effective as of September 29, 2025.

Borrower:

INVEA THERAPEUTICS, INC.

By:	/s/ Michael Aiello 03-Oct-2025 | 12:45 PM PDT
Michael Aiello, Chief Financial Officer

Holder:

THE NANDABALAN 2020 TRUST u/d/t DATED JULY 24, 2020

By:	/s/ Steven M. Burke 06-Oct-2025 | 12:15 PM PDT
Steven M. Burke, Esq., Independent Trustee and Administrative Trustee

[Signature page to First Amendment to Secured Promissory Note in the original principal amount of $350,000.]